Exhibit 5.1

[Clifford Chance US LLP Letterhead]

June 4, 2004

Provide Commerce, Inc.

5005 Wateridge Vista Drive

San Diego, California 92121

Re:	Provide Commerce, Inc. Registration Statement on Form S-1 for 2,223,469 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Provide Commerce, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended, of an aggregate of 2,223,469 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), including up to 100,000 shares of Common Stock offered by the Company (the “Company Shares”) and up to 2,123,469 shares of Common Stock offered by certain stockholders of the Company (of which 290,018 shares of Common Stock will be issued only upon the underwriters’ exercise of their over-allotment option) (the “Selling Stockholder Shares,” and, together with the Company Shares, the “Shares”).

This opinion is being furnished in accordance with the requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation
S-K.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the Registration Statement. Based on such review, we are of the opinion that (a) if, as and when the Company Shares have been issued and sold (and the consideration therefor received) in the manner described in the Registration Statement, and in accordance with the resolutions adopted by the Board of Directors of the Company, such Company Shares will be duly authorized, legally issued, fully paid and nonassessable; and (b) the Selling Stockholder Shares, to the extent such shares are currently outstanding, are duly authorized, legally issued, fully paid and nonassessable, and, to the extent such Selling Stockholder Shares will be issued (before resale pursuant to the Registration Statement) upon exercise of currently outstanding options and warrants to purchase Common Stock (and the respective exercise prices of such options and warrants therefor received), such Selling Stockholder Shares will be duly authorized, legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,

/s/  Clifford Chance US LLP